THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS  NOT
     BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE, AND THIS NOTE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION; PROVIDED, HOWEVER, THAT THIS NOTE MAY BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION OR QUALIFICATION.


                   CASINOVATIONS INCORPORATED


                 9.5% CONVERTIBLE NOTE DUE 2004



$ _____,000.00                                 February ___, 1999


     For Value Received, the undersigned Casinovations Incorporated, a Washington corporation (the "Obligor"), hereby promises to pay to the order of ________________ or its registered assigns (the "Purchaser") on February 15, 2004, the principal sum of _____________ Thousand and 00/100 Dollars ($______,000.00) and to pay interest on the unpaid principal balance hereof from the date hereof at a rate of 9.5% per annum, payable semiannually in arrears on August 15 and February 15 of each year, to holders registered on the immediately preceding August 1 and February 1. Interest on this Note will accrue from the most recent date on which interest has been paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Note is unsecured. At its discretion, the Obligor may, at anytime after the one-year anniversary of the Note, redeem the Note without penalty upon payment of the face value of the Note and any unpaid and accrued interest.

     This Note is being issued as a part of a Unit consisting of a Common Stock Purchase Warrant (the "Warrant") to purchase up to _______ shares of Obligor's common stock (the "Common Stock"). This Note and the Warrant are not detachable unless and until the
Note is converted in accordance herewith. Exercise of certain rights under the Warrant are expressly subject to certain conditions contained therein and herein.

     At the expiration of the later of (a) six months from the date of the Note or (b) September 1, 1999, the Holder of this
Note is entitled, at its option, to convert this Note into fully paid and non-assessable shares of restricted Common Stock of the Obligor at the conversion price of $2.60 per share (the
"Conversion Price"), subject to such adjustment or adjustments, if any, of such Conversion Price and the Common Stock issuable upon conversion, upon surrender of this Note, duly endorsed or assigned to the Obligor or in blank, to the Obligor, with the conversion notice attached hereto, or accompanied by a separate written notice substantially in the form of such conversion notice, duly executed by the Holder and stating that the Holder hereof elects to convert this Note, or if less than the entire principal amount hereof is to be converted (but not less than $25,000 increments), the portion hereof to be converted, all in accordance with the provisions of the Subscription Agreement. The Warrant may only be exercised if the full principal amount of this Note is converted in accordance with this paragraph. No fractional shares will be issued on conversion, but instead of any fractional interest, the Obligor shall pay a cash adjustment. If the Company shall, prior to the conversion or payment of the Note in full, (a) declare a dividend or make a distribution on its Common Stock payable in shares of its Common Stock, (b) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or
(c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (d) issue any shares of capital stock of the Company by reclassification or capital reorganization of its shares of Common Stock, then the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted shall be entitled to receive the number and kind of shares of Common Stock or other Capital Stock which the Holder would have owned or have been entitled to receive immediately after such action had the Holder converted the Note immediately prior to the record date in the case of (a), or the effective date in the case of (b), (c) or (d).

     The Company shall prepare and, no sooner than nine months and no later than twelve months after the date hereof, file with United States Securities and Exchange Commission (the "SEC"), an appropriate registration statement to effect a registration of the Registrable Securities (as defined below) covering the resale of the Registrable Securities issuable to Holder upon conversion of this Note, which registration statement, to the extent allowable under the Securities Act of 1933, as amended, and the rules promulgated thereunder (including Rule 416), shall state that such registration statement also covers such indeterminate numbers of additional shares of Common Stock as may become issuable upon conversion of the Note to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Company shall use its best efforts to obtain effectiveness of the registration statement as soon as practicable. For purposes of this Agreement, the term "Registrable Securities" means the shares of Common Stock issued or issuable upon conversion of the Note and any shares of capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to any of the foregoing. All reasonable expenses, other than underwriting discounts and commissions, incurred by the Company in connection with registrations, filings or qualifications pursuant to this paragraph, including without limitation, all registration, listing and qualification fees, printers and accounting fees, and the fees and disbursements of counsel for the Company, shall be borne by the Company.

     Obligor may issue other indebtedness from time to time prior to or hereafter that has a senior ranking to this Note in priority of payment and this Note will be subordinate in right of payment thereto. In the event any action is taken to collect or enforce the indebtedness evidenced by this Note (the "Indebtedness") or any part thereof, the Obligor agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Note, including reasonable attorneys' fees and expenses. These costs shall include any expenses incurred by the Purchaser in any bankruptcy, reorganization, or other insolvency proceeding.

     No delay or omission of any holder in exercising any right or rights, shall operate as a waiver of such right or any other rights. A waiver on one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

     The liability of the Obligor under this Note (and the liability of any endorsers of this Note) shall not be discharged, diminished or in any way impaired by (a) any waiver by Purchaser or failure to enforce or exercise rights under any of the terms, covenants or conditions of this Note, (b) the granting of any renewal, indulgence, extension of time to Obligor, or any other obligors of the Indebtedness, or (c) the addition or release of any person or entity primarily or secondarily liable for the Indebtedness.

     In no event shall the interest rate charged or received hereunder at any time exceed the maximum interest rate permitted under applicable law. Payments of interest received by Purchaser hereunder which

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

would otherwise cause the interest rate hereunder to exceed such maximum interest rate shall, to the extent of such excess, be deemed to be (and deemed to have been contracted as being) prepayments of principal and applied as such.

     This Note shall be binding upon the undersigned and its successors and assigns and shall inure to the benefit of Purchaser, its successors and assigns. Every person and entity at any time liable for the payment of this Note hereby waives demand, presentment, protest, notice of protest, notice of nonpayment due and all other requirements otherwise necessary to hold them immediately liable for payment hereunder.

     This Note is governed by and shall be construed and enforced in accordance with Nevada law.

     Time is of the essence with respect to all of the terms and provisions of this Note.

                              CASINOVATIONS INCORPORATED



                              By: _______________________________

                              Its:_______________________________


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